EXHIBIT 10.2

UNITED BANCORP, INC.
UNITED BANK & TRUST
UNITED BANK & TRUST - WASHTENAW
STAKEHOLDER INCENTIVE COMPENSATION PLAN

    The Stakeholder Incentive Compensation Plan (“Plan”) has been adopted by the Board of Directors of United Bancorp, Inc. (“UBI”), United Bank & Trust (UB&T) and United Bank & Trust – Washtenaw (“UB&T-W”) to be effective on and after January 1, 2009, and until amended or terminated by the Board of Directors.

I.  Purpose of the Plan

   The Purpose of the Stakeholder Incentive Plan is to provide incentives in the form of additional compensation to all co-workers of UBI, UB&T and UB&T-W.  The Plan is designed to reward performance and support the concept that working as a team and executing our goals will support the achievement of our financial plan targets for the year, specifically including objectives for the Net Income of UBI.

II.  Definition of Terms

    The following defined terms shall have the meanings set forth below:

A.	“Compensation Committee” shall mean the compensation committee of UBI.

B.	“Management Committee Participant” shall mean those Participants who are duly appointed members of the UBI Management Committee.

C.
“Net Income” shall mean the net income of UBI (as applicable) as determined by the certified public accounting firm retained by UBI to audit its books and records for the applicable Plan Year, provided that the Compensation Committee may in its discretion make any adjustments it deems appropriate to reflect extraordinary events that may otherwise result in distortions of Net Income as intended for purposes of this Plan.

D.	“Plan Year” shall mean the calendar year, beginning with calendar year 2009.

E.
“SEO” shall mean each senior executive officer, which shall include only the principal executive officer of UBI, the principal financial officer of UBI, and each of the other three (3) most highly compensated executive officers of UBI and its controlled group, as determined according to the requirements in Item 402 of Regulation S-K under the federal securities laws by reference to total compensation for the last completed fiscal year, without regard to whether the compensation is includible in gross income.  Until the compensation data for the current fiscal year are available, UBI shall make its best efforts to identify the three most highly compensated executive officers for the current fiscal year.  “Executive officer” has the same meaning as defined in Rule 3b-7 of the Securities Exchange Act of 1934.  “Controlled group” has the same meaning as defined in Section 414(b) and (c) of the Internal Revenue Code, but only taking into account parent-subsidiary relationships.

III.  General Description

    Stakeholder payouts will be based on UBI Net Income adjusted annually by the Compensation Committee, with approval of the Board of Directors.

    The Plan protects the interest of shareholders by requiring the attainment of specified levels of Net Income for UBI, thus aligning the interests of shareholders and participants in the Plan.

    The Plan is evidence of UBI’s commitment to the philosophy that a portion of the total compensation of its co-workers should be awarded on an incentive basis which recognizes the contributions of co-workers to the success of UBI.  The Plan is UBI’s method of providing that incentive compensation on an equitable basis.

IV.  Administration

    The Compensation Committee has the responsibility to interpret, administer, and amend the Plan.  The determination of the Compensation Committee with respect to the construction, interpretation and administration of the Plan shall be final and binding on all parties, subject to the provisions of the Claims and Claims Review Procedure set forth in paragraph IX, below.

V.  Plan Participants

    Participants in the Plan shall be all full and part-time co-workers of UBI, UB&T and UB&T-W for all or a portion of any Plan Year.

VI.  Determination of Incentive Compensation

    Prior to the beginning of each Plan Year (or prior to February 1, 2009, for the first Plan Year), the Compensation Committee, with approval of the Board of Directors, shall establish the following standards for the Plan for the forthcoming Plan Year:

A.	The UBI Net Income targets. The UBI Net Income targets for the Plan Year shall be adjusted annually.

B.
Attached and incorporated Exhibit A sets forth the percentage of each Participant’s base compensation which will be paid as incentive compensation in accordance with the percentage of the applicable target achieved for the Plan Year.  Exhibit A shall be reviewed and adjusted annually.

C.	Compensation is defined as all regular earnings paid. Overtime, bonuses and special pays are excluded from eligible earnings, along with any “other” special payments.

VII.  Payment of Incentive Compensation

    After the end of each quarter, the Compensation Committee shall determine and certify whether the prorata portion of the Net Income target for the quarter has been met, based on actual Net Income.  A partial payment of incentive compensation shall be made to the Participants if the prorata portion of the Net Income target for the quarter has been met, with the payout percentages as follows:

•	1st quarter payout	50% of year to date incentive payout
•	2nd quarter payout	50% of year to date incentive payment less 1st quarter payout
•	3rd quarter payout	50% of year to date incentive payment less 1st and 2nd quarter payouts
•	4th quarter payout	100% of incentive payment less 1st, 2nd and 3rd quarter payouts

    The payment to Participants other than Management Committee Participants shall be made within the 60 day period following the end of each quarter.

    Payments to Management Committee Participants shall be paid annually and not quarterly.  The incentive compensation for a Plan Year shall be paid to the Management Committee Participants within the 60 day period following the end of the 4th quarter of the applicable Plan Year.

    Notwithstanding the preceding, during the period in which any obligation arising from financial assistance to UBI provided under the Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, (collectively the “Acts”) remains outstanding, the most highly compensated employee, as defined under the Acts and related regulations, shall neither accrue nor be paid any incentive payment pursuant to this Plan to the extent prohibited by the Acts.

VIII.  Partial Payments of Incentive Awards

Partial payment of incentive awards will be made under the following circumstances:

A.
New Participants – if an individual becomes a Participant during the Plan Year, his or her participation in the Plan for that Plan Year shall be as determined on a prorata basis in the discretion of the Compensation Committee acting in accordance with the provisions of paragraph VI above.

B.	Retirement/Disability – in the event a Participant’s employment is terminated by retirement or disability, the Participant’s incentive compensation will be based on a prorata portion of the Plan Year during which the Participant actually provided his or her personal services.

C.	Death – if a Participant dies during the Plan Year, the Participant’s incentive compensation will be based on a prorata portion of the Plan Year during which the Participant actually provided his or her personal services. Any unpaid incentive compensation shall be paid to the Participant’s designated beneficiary, or to his or her estate.

D.
Termination for Other Causes – in the event a Participant’s employment is terminated during a Plan Year for any reason other than retirement, disability or death, the Participant shall forfeit all unpaid incentive compensation.

IX.  Recovery of Incentive Compensation

If the Net Income determined for a Plan Year is later proven to be materially inaccurate, a Participant who received excess incentive compensation shall return the excess incentive compensation to UBI, UB&T or UB&T-W, as the case may be, in the following circumstances:

A.	The Participant is a Management Committee Participant; or

B.
The Participant was either an SEO or one of the 20 “most highly compensated employees,” as that term is defined under the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and any related regulations (“TARP”), and the excess incentive compensation was paid during the period when any portion of an obligation arising from TARP financial assistance remained outstanding.

    Excess incentive compensation is the amount by which the incentive compensation paid to the Management Committee Participant under this Plan exceeds the amount that would have been paid based on an accurate determination of Net Income.

X.  Claims and Claims Review Procedure.

If any claim for incentive compensation under this Plan is denied in whole or in part, the Compensation Committee shall as soon as administratively feasible furnish the claimant with a written notice which:

A.	Sets forth the reason for the denial; and

B.	Explains the claim review procedure set forth herein.

Failure by the Compensation Committee to respond to a claim within a reasonable period of time shall be deemed a denial.  Within sixty (60) days after denial of any claim for incentive compensation under this Plan, the claimant may make a written request for a review of the denial.

Any claimant seeking review is entitled to examine all pertinent documents, and to submit issues and comments in writing.  The Compensation Committee shall render a decision on review of a claim not later than ninety (90) days after receipt of a request for review.  The decision of the Compensation Committee on review shall be in writing and shall state the reason for the decision.

A claimant must first exhaust these administrative procedures before pursuing any claim for benefits under this Plan in any other venue.

XI.  Amendments or Termination

    The Compensation Committee may modify, amend or terminate this Plan at any time, provided that no such modification, amendment or termination shall adversely affect a Participant’s right to incentive compensation for the then current Plan Year, except to the extent required by law or to the extent the Compensation Committee determines that a modification is needed to ensure that the Plan does not encourage SEOs to take unnecessary or excessive risks that threaten the value of UBI or any of its controlled group members.

XII.  Miscellaneous Provisions

A.	A Participant’s rights and interests under the Plan may not be assigned, pledged or transferred in any manner.

B.
No Participant or other person shall have any claim or right to be granted incentive compensation under this Plan.  Neither this Plan nor any action taken hereunder shall be construed as giving any Participant or employee of UBI, UB&T or UB&T-W any right to be retained as an employee.

C.	UBI, UB&T and UB&T-W, as applicable, shall have the right to deduct any taxes required by law to be withheld from all incentive compensation paid in accordance with this Plan.

XIII.  Governing Law

    This Plan and all the determinations made and actions taken pursuant hereto shall be governed by and interpreted under the laws of the state of Michigan, except as otherwise specifically provided by the terms of the Plan.

    IN WITNESS WHEREOF, this Plan has been executed by the undersigned duly authorized corporate officers by authority duly vested in them by appropriate action of the applicable Board of Directors, as of this 15th day of September, 2009.

United Bancorp, Inc.

By:	/s/ Robert K. Chapman
Robert Chapman, Chairman and Chief Executive Officer

United Bank & Trust

By:	/s/ Joseph R. Williams
Joseph R. Williams, President and Chief Executive Officer

United Bank & Trust- Washtenaw

By:	/s/ Todd C. Clark
Todd C. Clark, President and Chief Executive Officer